Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Laird Superfood, Inc. of our report dated May 28, 2020, except for the effect of the 2-for-1 stock split and the August 2020 subsequent events described in Note 1, as to which the date is August 31, 2020, relating to the financial statements of Laird Superfood, Inc., which appears in Laird Superfood, Inc.’s Registration Statement on Form S-1, as amended (No. 333-248513).

/s/ Moss Adams LLP

Portland, Oregon
September 23, 2020